                                                                   EXHIBIT 21.1

                                  SUBSIDIARIES


                 NAME                                   Jurisdiction of
                                                  INCORPORATION OR ORGANIZATION

Victory Distribution Inc.                                    Florida
Victory Television, Inc.                                     Florida
Victory Internet Productions, Inc.                           Delaware
Victory Animation Studios Inc.                               Florida
Lightpoint Entertainment, Inc.                               Florida
Vamps Productions, Inc.                                      Florida
Next Big Star, LLC(1)                                        Delaware





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(1) Victory Internet Productions, Inc. holds a 50% membership interest in Next
    Big Star, LLC